Table of Contents

EXHIBIT 4.2

FORM OF ADS RIGHTS AGENT AGREEMENT

April [ ], 2009

The Bank of New York Mellon
101 Barclay Street, 22nd Floor West
New York, New York 10286

Attention: Joanne F. DiGiovanni

Ladies and Gentlemen:

    Gol Linhas Aereas Inteligentes S.A., a company incorporated under the laws of the Federative Republic of Brazil (the “Company”), will grant to existing registered holders (the “ADS Holders”) of American Depositary Shares (“ADSs”) issued under the Deposit Agreement dated as of June 23, 2004 the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all owners and beneficial owners from time to time of American Depositary Receipts (“Receipts”) issued thereunder evidencing ADSs that are registered on the books of the Depositary as of April 2, 2010 (the “Record Date”) the right (the “Rights Offer”) to purchase new ADSs at the U.S. dollar equivalent of R$24.38 per new ADS. Each ADS Holder will receive 0.02877692616 ADS rights (each, an “ADS Right”) for every one ADS held on the Record Date, and each ADS Right will entitle the registered holder (a “Rights Holder”) to purchase one new ADS in the Rights Offer. Each ADS represents two preferred shares (each, a “Share”) of the Company. The ADSs may be evidenced by American Depositary Receipts (“ADRs”). However, no fractional ADS Rights will be distributed. All ADS Rights entitlements will be rounded down to the nearest whole number of ADS Rights. The Depositary will use reasonable efforts to sell the number of rights to purchase Shares (“Share Rights”) that would have been represented by the aggregate of all fractional ADS Rights entitlements, and the net proceeds of any sale of that kind will be distributed pro rata to ADS Holders entitled to them.

    Pursuant to the Rights Offer, each Rights Holder may offer to subscribe for additional ADSs in excess of the number of ADSs that such Rights Holder is entitled to purchase (“Oversubscription Rights”). Following the expiration of the subscription period in connection with the Share Rights offering (the “Share Rights Offering”), to the extent unsubscribed Shares are reoffered to the Depositary as a result of unexercised share rights and ADS Rights, each Rights Holder will be allocated additional new ADSs in proportion to the number of additional ADSs for which such Rights Holder offered to subscribe.

    ADS Holders wishing to exercise ADS Rights or to offer to subscribe for additional ADSs pursuant to Oversubscription Rights must deposit $14.71 (the “Deposit Amount”) for each new ADS subscribed for or sought. The Deposit Amount is equal to the U.S. dollar equivalent of the subscription price of R$24.38 per new ADSs, based on an exchange rate of R$1.8231 = $1.00 as of March 26, 2010, plus ten percent of that amount to cover possible exchange rate fluctuations during the subscription period, currency conversion expense, applicable taxes and fees and the Depositary’s fee of up to $.05 per ADS for issuance of the new ADSs.

    The subscription period for the Rights Offer (the “Subscription Period”) is expected to commence on or about April 7, 2010 and will end at 5:00 p.m., New York time, on April 26, 2010, or a later date and time to which the Company has extended the Rights Offer with notice to the Agent (the “Expiration Time”). The Rights Offer will be made to each Rights Holder by means of the prospectus dated April 1, 2010 (the “Prospectus”), which will be accompanied by a subscription form in the form of Annex A to this Agreement (a “Subscription Form”) and instructions with respect to the number of ADSs that may be purchased, the method for subscribing and the delivery of payment, in form of Annex B to this Agreement (the “Instructions”). The Subscription Forms are to be used by the Rights Holders to subscribe for new ADSs in the Rights Offer.

    The ADS Rights will be not be listed on any stock exchange and will not be transferable. Rights Holders will not be entitled to surrender ADS Rights for the purpose of withdrawing the underlying rights to purchase Shares, nor will holders of Share Rights be entitled to deposit those Share Rights for issuance of ADS Rights. If any Share Rights remain unexercised after the reoffering round, the Company may reduce the size of the offering. Holders of Shares will have the opportunity to elect, at the time of subscription, to condition their intention to subscribe for the preferred shares to a minimum subscription amount or to receive only the number of shares required to maintain their percentage of issued shares. However, these opportunities will not be granted to ADS Holders.

    The Company hereby appoints The Bank of New York Mellon as ADS rights agent (the “Agent”), and the Agent hereby accepts that appointment, on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”).

    2. The Company shall request the Depositary to furnish to the Agent a list (the “Record ADS Holder List”) of the ADS Holders and their holdings of ADSs as of the Record Date. The Company shall furnish to the Agent sufficient copies of the Prospectus, Subscription Forms, the Instructions, and a Form W-9, including instructions for completion of Form W-9 (a “Form W-9) and a Form W-8 (collectively, the “Rights Offer Material”).

    3. As soon as practicable after the Record Date and after receiving the materials specified in Section 2, the Agent shall:

    (a) prepare a Subscription Form in the name of each ADS Holder showing the number of ADS Rights to which that ADS Holder is entitled (except all entitlements shall be rounded down to the nearest whole ADS Right);

    (b) mail or cause to be mailed to each ADS Holder by first class mail (or send by another means if so instructed by the Company) (i) a Subscription Form showing the ADS Rights to which that ADS Holder is entitled, (ii) a copy of the Prospectus, (iii) the Instructions, (iv) a Form W-9 and, if applicable, a Form W-8, and (v) a return envelope addressed to the Agent;

    (c) In the event that the Rights Offer Material is returned to the Agent for any reason and a proper delivery thereof cannot be effected to an ADS Holder, the Agent shall hold such Rights Offer Material, and that ADS Holder’s ADS Rights will be treated as unexercised. The Agent shall supply the Company with such information as the Company may request with respect to any Rights Offer Material that cannot be delivered to an ADS Holder.

    4. In the event that, prior to the Expiration Time, any Rights Holder notifies the Agent that the Rights Offer Material to which such Rights Holder is entitled has not been delivered, or has been lost, stolen or destroyed, the Agent may furnish to such Rights Holder a copy of the Rights Offer Material. The Company agrees to supply the Agent with sufficient copies of the Rights Offer Material for such purposes.

5. [Reserved]

6. [Reserced]

7. Reserced]

    8. (a) The Agent is hereby authorized and directed to receive subscriptions for new ADSs on behalf of the Company until the Expiration Time. Any funds that the Agent receives during the Subscription Period from Rights Holders in respect of payments for new ADSs shall be deposited in an account at The Bank of New York Mellon for the benefit of the Company (the “Deposit Account”). Such funds shall remain in the Deposit Account until they are disbursed in accordance with Section 10 or 13. The Agent will not be obligated to calculate or pay interest to any holder or any other party.

    (b) The Agent will examine the Subscription Forms received by it to ascertain whether the Subscription Forms appear to it to have been completed and executed in accordance with the applicable Instructions. In the event the Agent determines that any Subscription Form does not appear to have been properly completed or executed, or where the Subscription Form do not appear to be in proper form for subscription, or any other irregularity in connection with the subscription appears to exist, it will follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. The Agent is not authorized to waive any irregularity in connection with the subscription, unless specifically so instructed by the Company. If any such irregularity is neither corrected nor waived by the Company in writing, the Agent will return to the subscribing holder (at the Agent’s option by either first class mail under a blanket surety bond or insurance protecting the Agent and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Subscription Forms or by registered mail insured separately for the value of such ADS Rights) to such holder's address as set forth in the subscription any Subscription Forms surrendered in connection therewith and any other documents received with such ADS Rights.

    (c) The Agent will follow its regular procedures to attempt to reconcile any discrepancies between the number of ADS Rights that any Subscription Form may indicate are held by a Rights Holder and the number that the Record ADS Holders List indicates were issuable to such Rights Holder. In any instance where the Agent cannot reconcile such discrepancies by following such procedures, the Agent is authorized not to deliver any new ADSs to such Rights Holder.

    (d) The Agent shall accept subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

    (i) if the ADS Rights are registered in the name of a fiduciary and the subscription form is executed by and new ADSs are to be issued in the name of such fiduciary;

    (ii) if the ADS Rights are registered in the name of joint tenants and the subscription form is executed by one of the joint tenants, provided the new ADSs are to be issued in the names of, and are to be delivered to, such joint tenants;

    (iii) if the ADS Rights are registered in the name of a corporation and the subscription form is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the new ADSs are to be issued in the name of such corporation; or

    (iv) if the ADS Rights are registered in the name of an individual and the subscription form is executed by a person purporting to act as such individual's executor, administrator or personal representative, provided that the new ADSs are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and the Agent is not aware of any evidence indicating the subscriber is not the duly authorized representative that he purports to be.

    (f) The Agent shall refer to the Company for specific instructions as to acceptance or rejection, subscriptions received after the Expiration Time, subscriptions not authorized to be accepted under this Section 8 and subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the ADS Rights.

    9. (a) The Agent shall advise the Company daily by e-mail [to the attention of Rodrigo de Macedo Alves (the "Company Representative”) as to the total number of new ADSs subscribed for and the total amount of funds received, with cumulative totals for each.

    (b) As promptly as practicable, but in any event on or before 5:00 p.m., New York City time, on the first business day following the Expiration Time, the Agent shall advise the Company Representative of (i) the number of new ADSs subscribed for and (ii) the number of new ADSs sought pursuant to Oversubscription Rights.

    10. (a) As promptly as practicable after the Expiration Time and prior to the expiration of the subscription period in connection with the Share Rights Offering, subject to the limitation in subsection (e) below, the Agent shall (i) purchase, on the spot market for two-day settlement, an amount of Reais sufficient to purchase the number of new Shares to be represented by the number of new ADSs determined under Section 9(b)(i) above and to pay any applicable taxes and fees and provide the proceeds of that purchase to the Depositary’s custodian under the Deposit Agreement (the “Custodian”), (ii) instruct the Depositary to (A) exercise the Share rights to purchase that number of new Shares and (B) upon receipt by the Custodian of the Shares delivered upon exercise of those Share rights, deliver the ADSs issuable in respect of those Shares to the Agent. Subject to subsection (d) below, the Agent shall deliver those ADSs to the Rights Holders entitled to them as promptly as practicable.

    (b) The Company shall cause the Custodian to notify the Agent if and when unsubscribed Shares are allocated to the Depositary in respect of subscriptions received by the Agent from Rights Holders in excess of the amount of Shares represented by ADSs to which the ADS Rights relate and the amount of Shares so allocated. To the extent the Agent has received properly executed offers to subscribe for additional new ADSs to represent unsubscribed Shares and correct payment for those ADSs, the Agent shall, prior to the deadline to subscribe for unsubscribed Shares, subject to the limitation set forth in subsection (e) below, (i) purchase, on the spot market for two-day settlement, an amount of Reais sufficient to purchase the number of additional new Shares to be represented by that number of additional new ADSs and to pay Brazilian financial transaction taxes and any other applicable taxes and fees and provide the proceeds of that purchase to the Depositary’s Custodian and (ii) instruct the Depositary to (A) exercise the oversubscription rights to purchase that number of new Shares and (B) upon receipt by the Custodian of the Shares delivered upon exercise of those rights, deliver the ADSs issuable in respect of those Shares to the Agent. Each Rights Holder that has properly offered to subscribe for additional new ADSs representing any such unsubscribed Shares and has made correct payment therefor shall be entitled, subject to the limitation set forth in subsection (d) below, to receive a portion of the ADSs delivered pursuant to the preceding sentence, pro rata based on relationship that the number of additional ADSs for which such Rights Holder offered to subscribe bears to the total additional ADSs representing unsubscribed Shares allocated to the Depositary. The Agent shall perform such pro rata calculation with respect to each applicable Rights Holder and shall deliver such ADSs to the Rights Holders entitled thereto as promptly as practicable. If the number of additional ADSs representing unsubscribed Shares available in the reoffering of unsubscribed Shares is insufficient to satisfy the additional subscription of any Rights Holder in full, the Subscription Price relating to any additional ADSs not delivered to such Rights Holder shall be returned to such Rights Holder in U.S. dollars without interest.

    (c) In connection with the subscriptions for new Shares under subsections (a) and (b) above, if the Deposit Amount exceeded the cost of the purchased Reais plus currency conversion expense and the Depositary’s issuance fee, the Agent shall refund the excess to the Rights Holders entitled to those funds without interest.

    (d) If a Rights Holder’s Deposit Amount is insufficient to pay the amount of the purchased Reais plus currency conversion expense, the Depositary’s issuance fees, Brazilian financial transaction taxes and other applicable fees and taxes, the Agent shall advance the deficiency on behalf of such Rights Holder to the extent the deficiency does not exceed 20% of such Rights Holder’s payment. The Agent shall not be required to deliver new ADSs to any Rights Holder until it has received from such Rights Holder payment of any deficiency advanced by the Agent. If the Rights Holder does not pay the amount of the deficiency financed by the Agent within 14 days from the date of the deficiency notice, the Agent may sell enough of the Rights Holder’s new ADSs to cover the amount of the deficiency. In that event, the Agent shall deliver to the Rights Holder the remaining new ADSs and a check in the amount of any excess proceeds, net of ADS issuance fees, currency conversion expenses , taxes and expenses of the sale.

    (e) If, and to the extent that, the amount of any deficiency exceeds 20% of the amount of a Rights Holder’s Deposit Amount, the Agent (i) shall not be required to advance the amount of that deficiency and (ii) may reduce the amount of that Rights Holder’s subscription for new ADSs pro rata, unless that Rights Holder delivers to the Agent sufficient funds to cover the deficiency prior to the relevant deadlines for subscription in the Share Rights Offering.

    (f) The Agent shall pay to each ADS Holder that would, but for the rounding down of all ADS Rights entitlements to the nearest whole ADS Right, have been entitled to a fraction of an ADS Right its pro-rata portion of the net proceeds received from the Depositary of any sale by the Depositary of Share Rights that would have been represented by the aggregate of fractional ADS Rights.

    11. As soon as practicable following the expiration of the Share Rights Offering and the closing date following the reoffering of remaining unsubscribed Shares, if applicable, the Company shall deposit the Shares purchased by the Depositary pursuant to exercise of Share Rights or Oversubscription Rights with the Custodian. Any taxes applicable to the deposit of the Shares with the Custodian shall be paid by the Custodian out of the funds provided by the Agent.

    12. [Reserved]

    13. If for any reason the Company instructs the Agent in writing that the Share Rights Offering will not proceed, the Agent shall refund the Deposit Amount paid in U.S. dollars, without interest and net of any currency conversion expenses and other expenses and taxes which were incurred and not refunded to the Agent, to the subscribing Rights Holders entitled thereto.

    14. The Depositary will register new ADSs purchased in the Rights Offer in the name of the Agent on an uncertificated basis. Except in the case of subscriptions received from participants in The Depository Trust Company (“DTC”) or as otherwise provided in this Agreement, the Agent will instruct the Depositary to re-register those new ADSs in the names of the Rights Holders entitled to them and to mail ADRs evidencing those ADSs to those Rights Holders. Except as otherwise provided in this Agreement, the Agent will instruct the Depositary to re-register new ADSs subscribed through participants in DTC in the name of DTC’s nominee and to deliver those ADSs to DTC by book-entry transfer.

    15. The Agent shall date and time stamp each document received by it relating to its duties hereunder when received.

    16. The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States or any other applicable jurisdiction, to insure that all new Shares and new ADSs issuable upon the exercise of the ADS Rights at the time of delivery of those securities (subject to payment of the subscription price) will be duly and validly issued and fully paid and nonassessable Shares or ADSs, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed by the Company with respect thereto.

    17. The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of ADS Rights or new Shares or new ADSs issued upon exercise of the ADS Rights.

    18. [Reserved]

    19. (a) The Agent shall prepare, file with the Internal Revenue Service and mail to Rights Holders Forms 1099-B in respect of cash payments made to Rights Holders in accordance with U.S. Treasury Regulations.

    (b) With respect to each Rights Holder that has neither provided a tax identification number on an appropriate Form W-8 nor certified on Form W-9 that it is not subject to backup withholding, the Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to that holder pursuant to the Internal Revenue Code.

    (c) Should any issue arise regarding federal income tax reporting or withholding, the Agent will take such reasonable action as the Company requests in writing. 20. Any instructions given to the Agent orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. The Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 20.

    21. (a) Whether or not any ADS Rights are exercised, for the Agent’s services as Agent hereunder, the Company shall pay to the Agent compensation for the Agent’s services in accordance with the written fee schedule that has been provided to the Company by the Agent, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of counsel. While the Agent endeavors to maintain out-of-pocket charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of the Agent’s billing systems.

    (b) All amounts owed to Agent under this Agreement are due within 30 days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing 45 days from the invoice date. The Company agrees to reimburse the Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

    (c) Except as provided in Section 10(d), no provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement or in the exercise of its rights.

    22. As Agent for the Company hereunder the Agent:

    (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Agent and the Company;

    (b) shall have no obligation to deliver any new ADSs unless and until delivered to the Agent by the Depositary;

    (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any ADS Rights surrendered to the Agent hereunder or new Shares or new ADSs issued upon exercise of ADS Rights, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Rights Offer;

    (d) shall not be obligated to take any legal action hereunder; if, however, the Agent determines to take any legal action hereunder, and where the taking of such action might, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity satisfactory to it;

    (e) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Agent and believed by it to be genuine and to have been signed by the proper party or parties;

    (f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

    (g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Rights Offer, including without limitation obligations under applicable securities laws;

    (h) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for advice or instructions in connection with the Agent’s duties hereunder, and the Agent shall not be liable for any delay in acting while waiting for those instructions; any applications by the Agent for written instructions from the Company may, at the option of the Agent, set forth in writing any action proposed to be taken or omitted by the Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Agent shall not be liable for any action taken by, or omission of, the Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than two business days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Agent shall have received written instructions in response to such application specifying the action to be taken or omitted;

    (i) may consult with counsel satisfactory to the Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice of such counsel;

    (j) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, subagents or subcustodians, and it shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, subagent or subcustodian appointed with reasonable care by it in connection with this Agreement;

    (k) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person and

    (l) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof; and Agent may consult with foreign counsel, at the Company’s expense, to resolve any foreign law issues that may arise as a result of the Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

    23. (a) In the absence of gross negligence or willful misconduct on its part, Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

    (b) In the event any question or dispute arises with respect to the proper interpretation of the Rights Offer or the Agent’s duties under this Agreement or the rights of the Company or of any ADS Holders or Rights Holders surrendering ADS Rights pursuant to the Rights Offer, the Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such holder. In addition, the Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the ADS Holders, Rights Holders and all other persons that may have an interest in the settlement.

    24. The Company covenants to indemnify the Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Agent’s duties under this Agreement, including the costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Agent’s gross negligence or willful misconduct.

    25. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days after the Expiration Time (the “Termination Date”). On the business day following the Termination Date, the Agent shall deliver to the Company any Rights Offer entitlements, if any, held by the Agent under this Agreement. The Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in Section 21 above and the indemnification provisions of Section 24 above shall survive the termination of this Agreement.

    26. If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties to it to the full extent permitted by applicable law.

    27. The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Rights Offer and the execution, delivery and performance of all transactions contemplated thereby (including this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, (d) the Rights Offer will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Rights Offer.

    28. In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offer arise, as they may from time to time be amended, the terms of the Rights Offer shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of the Agent, which shall be controlled by the terms of this Agreement.

    29. Set forth in Annex C hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Agreement.

    30. Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Agreement, or, if to the Agent, to The Bank of New York Mellon, 101 Barclay Street, 22 West, New York, New York 10286, Attention: Joanne F. DiGiovanni, with a copy to BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310, Attention: Michael Battista, or to such other address of which a party hereto has notified the other party.

    31. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings brought by the Agent relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Agreement.

    (b) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by Agent to any affiliate of Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Agent shall not be deemed to constitute an assignment of this Agreement.

    (c) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

    (d) This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Very truly yours,

GOL LINHAS AEREAS INTELIGENTES
S.A.

By: _______________________________
Name:

Title:

Address for notices:
_______________________________
Attention:
Telephone:
Facsimile:
E-mail:

Accepted as of the date above first written:

THE BANK OF NEW YORK MELLON,
As Agent

By: _______________________________
Name:
Title:

Annex A	Form of Subscription Card
Annex B	Form of Instructions
Annex C	Authorized Representatives

ANNEX A

[Form of Subscription Card]

GOL LINHAS AÉREAS INTELIGENTES S.A. SUBSCRIPTION AND INSTRUCTION FORM

Investor ID Number

THIS SUBSCRIPTION AND IN STRUCTION FORM IN CLUDING THE INSTRUCTIONS BELOW SHOULD BE READ CAREFULLY BEFORE THIS FORM IS COMPLETED.

Gol Linhas Aéreas n I teligentes S.A. has granted t o holders of its American Depositary Shares (“ADS”) as of April 2, 2010 (the “Record Date”) 0.02877692616 (“ADS Rights”) for each ADS held on the Record Date. Each ADS Right entitles the holder to purchase one new ADS at the U.S. dollar equivalent of R$24.38 each. In addition, holders may offer to subscribe for additional ADSs pursuant to oversubscription rights.

1 Signature: This form must be signed by the registered holder(s) exactly as their name(s) appears on this subscription form or by person(s) authorized to sign on behalf of the registered holder(s) by documents transmitted herewith.
X
Signature of ADS holder
	Date	Daytime Telephone #
X
Signature of ADS holder	Date	Daytime Telephone #

PLEASE CERTIFY YOUR TAXPAYER ID ENTIFICATION NUMBER (TIN) BY COMPLETING THE INFORMATION IN BOX NUMBER 5 ON THE REVERSE SIDE.

SEE INSTRUCTIONS ON THE REVERSE SIDE
2	NUMBER OF NEW ADSs SUBSCRIBED FOR
WHOLE ADSs

3	NUMBER OF ADDIT IONAL ADSs SOUGHT PURSUANT TO OVERSUBSCRIP TION RIGHTS
WHOLE ADSs

4

SUBSCRIPTION CERTIFICATE NUMBER		CUSIP NUMBER

NEW ADSs TO SUBSCRIBE	ADS RIGHTS	RECORD DATE ADSs

GOL LINHAS AÉREAS INTELIGENTES S.A.
ADS RIGHTS OFFERING

A. Number of New ADSs subscribed for or sought pursuant to oversubscription rights (sum of 2 and 3 above): _______________________ New ADSs

B. Tota l Deposit Amount (Line A multip lied by $14.71): $ ____________________

C. Method of Payment.
    (1) Certified or Cashier’s check or money orderp ayable to BNY Mellon Shareowner Services (acting on behalf of The Bank of New York Mellon).
    A personal check will not be accepted.

Please contact the Information Agent, Mackenzie Partners

By Telephone – 9 a.m.t o 6 p.m. New York Time, Monday through Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico
1-800-322-2885 (Toll Free)

From outside the U.S.
1-212-929-5500 (Colle ct)

SUBSCRIPTION TO PURCHASE NEW ADSs OF GOL LINHAS A ÉREAS INTELIGENTES S.A.
RETURN TO: THE BANK OF NEW YORK MELLON C/O BNY MELLON SHAREOWNER SERVICES

WHERE TO FORWARDY OUR SUBSCRIPTION MATERIALS

By Mail:	By Overnight Courieror By Hand:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Action Dept.	Attn: Corporate Action Dept., 27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606	Jersey City, NJ07310

THIS ADS RIGHTS OFFERING EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 26, 2010 AND THIS SUBSCRIPTION CERTIFICATE IS VOID THEREAFTER. YOUR SUBSCRIPTION MATERIALS MUST BE RECEIVED BY THE DATES REFERENCED ABOVE IN ORDER TO BE VALID.

5 SUBSTITUTE FORM W-9 – Department of the Treasury, Internal Revenue Service Payer’s Request for Taxpayer Identification Number (TIN)
FILL IN the space below.
Part 1 – PLEASE PROVIDE YOUR TAXPAYER IDENTIFICATION NUMBER (“TIN”) IN THE BOX AT THE RIGHT AND CERTIFY BYS IG NING AND DATING BELOW

Under penalties of perjury. I certify th at:
1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and	EXEMPT PAYEE

Please check appropriate box:
Individual/ Sole proprietor
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and	Corporation	Partnership

Limited liability company
Enter the tax classification D=disregarded entity
	C=corporation	P=partnership
Other
3. I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

Signature		Date

COMPLETE ALL APPLICABLE SECTIONS OF THIS FORM USING THE INSTRUCTIONS BELOW.

1 Sign and date and include your day time phone number.

2 Place an X in the box and fill in the number of whole New ADS you wish to subscribe for.

3 Place an X in the box and fill in the number of whole additional ADSs that you seek pursuant to oversubscription rights.

4 Put the total number of new ADSs subscribed for and the number of additional ADSs you seek pursuant to over subscription rights (sum of 2 and 3 above on the reverse side) on Line A.

Multiply the amount on Line A by $14.71, whic h is the Deposit Amount per ADS, and put the product on Line B. The Deposit Amount represents the subscription price of R$24.38 translated into U.S. dollars using the exchange rate of 1.8231 on March 26, 2010, plus 10% of that amount. The additional 10% is an allowance to cover exchange rate fluctuations, currency conversion expense, the Depositary's issuance fee for the new ADSs, Brazilian financial transaction taxes of approximately 3.5% of the subscription price and any other applicable expenses and taxes. If the Deposit Amount is greater than the U.S. dollar equivalent of the Real subscription price for the rights offering plus currency conversion expense, the Depositary's issuance fee, Brazilian financial transaction taxes and other applicable expenses and taxes, the excess U.S. dollars will be refunded to you. If the Deposit Amount is less than the U.S. dollar equivalent of the Real subscription price for the rights offering plus currency conversion expense, the Depository's issuance fee, Brazilian financial transaction taxes and other applicable expenses and taxes, you must pay the deficiency to upon notice thereof, and The Bank of New York Mellon will not be obligated to deliver new ADSs to you until you have paid that deficiency. In addition, if you do not respond in a timely manner to the notice to pay such deficie ncy, The Bank of New York Mellon may, at its discretion, sellany part of your new ADSs to pay that deficiency.

5 PLEASE SIGN IN BOX 5 TO CERTIFY YOUR TAXPAYER ID OR SOCIAL SECURITY NUMBER if you are a U.S. Taxpayer. If the Taxpayer ID or Social Security Number is incorrect or blank, insert or write the corrected number in Box 5 and sign to certify. You must cross-out item 2 therein if you have been notified by the Internal Revenue Service that you are currently subject to backup withholding because you have failed to report all in terest and dividends on your tax return. Please note that BNY Mellon Shareowner Services may withhold 28% of your proceeds as required by the IRS if the Taxpayer ID or Social Security Number is not certified on our records. If you are a non - U.S. Taxpayer, please complete and return form W-8BEN or other applicable withholding form.

6 Rule 173 Notice. Subscriptions pursuant to this subscription form constitute sales made pursuant to a registration statement under the Securities Act of 1933, as amended. The prospectus filed with that registration statement is available on the SEC's website at www.sec.gov, or you can request a paper copy of the prospectus by calling the Information Agent, McKenzie Partners, at (800) 322-2885 or (212) 929-5500.

THIS ADS RIGHTS OFFERING HAS BEEN QUALIFIED OR IS BELIEVED TO BE EXEMPT FROM QUALIFICATION ONLY UNDER THE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE STATES IN THE UNITED STATES. RESIDENTS OF OTHER JURISDICTIONS MAY NOT PURCHASE THE SECURITIES OFFERED HEREBY UNLESS THEY CERTIFY THAT THEIR PURCHASES OF SUCH SECURITIES ARE EFFECTED IN ACCORDANCE WITH THE APPLICABLE LAWS OF SUCH JURISDICTIONS.

THIS ADS RIGHTS OFFERING EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 26, 2010 AND THIS SUBSCRIPTION CERTIFICATE IS VOID THEREAFTER. YOUR SUBSCRIPTION MATERIALS MUST BE RECEIVED BY THE DATES REFERENCED ABOVEI N ORDERT O BEVALID.

ANNEX B

[Form of Instructions]

Please note that the offering referenced in this letter is being made in the United States pursuant to a prospectus (the “Prospectus”) and related registration statement on Form F-3 filed with the United States Securities and Exchange Commission on April 1, 2010. A copy of the Prospectus will not be delivered to holders of ADSs unless they specifically request it. The Prospectus is available online by visiting http://www.voegol.com.br/ir/ or http://www.sec.gov/cgi-bin/browse edgar?action=getcompany&CIK=0001291733&owner=exclude&count=40 Pursuant to Rule 173 of the Securities Act of 1933, as amended, ADS holders are deemed to have access to the Prospectus. If ADS holders would like to request that a copy of the Prospectus be mailed to them or for additional copies of the enclosed materials, they may call the information agent, at MacKenzie Partners at (800) 322-2885 or (212) 929-5500.

Gol Linhas Aéreas Inteligentes S.A.

AMERICAN DEPOSITARY SHARES
OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD STOCKHOLDERS

To Our Clients:

This letter is being distributed to you in connection with a rights offering (the “Rights Offering”) by Gol Linhas Aéreas Inteligentes S.A. (“Gol”), a corporation duly organized and validly existing under the laws of Brazil.

On March 11, 2010, Gol declared aggregate dividends of R$185.8 million for the fiscal year 2009, and announced that it is offering its shareholders the option to reinvest the dividends and subscribe for new shares in a R$185.8 million capital increase. The dividend will be paid on April 16, 2010 to holders of record of ADRs on April 1, 2010 and to holders of record of preferred shares on March 29, 2010. In the capital increase Gol expects to issue up to 7,622,584 shares, of which up to 3,789,507 are preferred shares and up to 3,833,077 are common shares. Gol expects to strengthen its balance sheet with proceeds from the right offering in order to: (i) maintain cash and cash equivalents of at least 20% of net revenue in the previous 12 months; (ii) increase operating margins in 2010; and (iii) continue to improve its financial leverage indicators. According to Brazilian law, the issuance of new shares triggers preemptive rights of our existing shareholders.

Gol is offering up to 3,789,507 preferred shares, in the form of preferred shares or ADSs, in a preemptive rights offering to holders of our preferred shares and ADSs. Each American Depositary Share (“ADS”) represents one Preferred Share without par value (“Share”) of Gol.

On the reverse side of this letter, a form on which you may provide instructions to your broker or other nominee with respect to the Rights Offering. You have received 0.02877692616 ADS Rights (“ADS Rights”) for every ADS held by us in your account as of April 2, 2010 (the “Record Date”). The ADS Rights are not transferable. One ADS Right will entitle you to purchase one new ADS. You will only receive a whole number of ADS Rights. The rights agent will aggregate and arrange for the sale of any preferred share rights underlying fractional ADS rights and will distribute the net proceeds of such sale, if any, to ADS Rights holders entitled to such proceeds.

In order to exercise your ADS Rights, you must deposit US$14.71, or the deposit amount, per ADS with the ADS rights agent, which is equal to the ADS subscription price of R$24.38 per ADS, converted into U.S. dollars at the Brazilian Central Bank (Banco Central do Brasil), or Central Bank, buying rate of R$1.8231 per US$1.00 on March 26, 2010, plus an additional 10%, representing an allowance for potential fluctuations in the exchange rate between the Brazilian real and the U.S. dollar, currency conversion expenses, ADS issuance fees of the depositary of US$0.05 per new ADS and financial transaction taxes in Brazil. When you exercise your ADS rights, you must also pay the ADS rights agent the deposit amount per ADS for any additional ADSs that you wish to subscribe for should any unsubscribed preferred shares be reoffered to the depositary after the expiration of the initial preferred share rights exercise period. You will bear the risk of all exchange rate fluctuations relating to the exercise of ADS Rights.

The materials enclosed are being forwarded to you as the beneficial owner of the ADSs held by us in your account. Exercise of the ADS Rights may be made only by us pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to subscribe for any ADSs to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. We urge you to read the Prospectus carefully before instructing us to exercise your ADS Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise ADS Rights on your behalf in accordance with the provision of the Rights Offering described in the Prospectus. The Rights Offering will expire at 5:00 p.m. (New York City time) on April 26, 2010.

ANY UNEXERCISED RIGHTS WILL EXPIRE WITHOUT VALUE.

If you wish to have us, on your behalf, exercise your ADS Rights, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter. Any questions or requests for assistance concerning the offering should be directed to MacKenzie Partners the information agent for this offering at 105 Madison Avenue, New York, NY 10016. You may call MacKenzie Partners at (800) 322-2885 or (212) 929-5500.

Gol Linhas Aereas Inteligentes S.A.

Rights Offering
Instructions By Beneficial Owner To Brokers Or Other Nominees

The undersigned acknowledge(s) receipt of your letter and receipt of or access to the prospectus dated April 1, 2010 (the “Prospectus”) relating to the offering of newly issued American Depositary Shares (the “ADSs”) of Gol.

This will instruct you whether to exercise the ADS rights (“ADS Rights”) with respect to ADSs held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus.

Please exercise my ADS Rights and subscribe for ADSs as set forth below:

Number of ADSs to be Subscribed For Price Payment

	Number of ADSs	Deposit Amount	Total Payment
	To be Subscribed for	per New ADS	Required

Exercised ADS Rights	_____________ x	U.S. $__________	= __________

Fractions are to be rounded down

Payment in the following amount is enclosed: U.S.$ __________

Please deduct payment from the following account maintained by you as follows:

Type of Account: ___________________________________________________
Account No.: ______________________________________________________
Amount to be deducted: U.S.$ ____________________________________________________
Date: ____________________________________________________________
Signature(s): ______________________________________________________

Please type or print name(s) below:

___________________________________________________

___________________________________________________

Please note that the offering referenced in this letter is being made in the United States pursuant to a prospectus (the “Prospectus”) and related registration statement on Form F-3 filed with the United States Securities and Exchange Commission on April 1, 2010. A copy of the Prospectus will not be delivered to holders of ADSs unless they specifically request it. The Prospectus is available online by visiting http://www.voegol.com.br/ir/ or http://www.sec.gov/cgi-bin/browse edgar?action=getcompany&CIK=0001291733&owner=exclude&count=40 Pursuant to Rule 173 of the Securities Act of 1933, as amended, ADS holders are deemed to have access to the Prospectus. If ADS holders would like to request that a copy of the Prospectus be mailed to them or for additional copies of the enclosed materials, they may call the information agent, at MacKenzie Partners at (800) 322-2885 or (212) 929-5500.

Gol Linhas Aéreas Inteligentes S.A.

AMERICAN DEPOSITARY SHARES
OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD STOCKHOLDERS

TO SECURITIES DEALERS, BROKERS, COMMERCIAL BANKS, TRUST
COMPANIES AND OTHER NOMINEES:

This letter is being distributed to you in connection with a rights offering (the “Rights Offering”) by Gol Linhas Aéreas Inteligentes S.A. (“Gol”), a corporation duly organized and validly existing under the laws of Brazil. On March 11, 2010, Gol declared aggregate dividends of R$185.8 million for the fiscal year 2009 and announced that it is offering its shareholders the option to reinvest the dividends and subscribe for new shares in a R$185.8 million capital increase. The dividend will be paid on April 16, 2010 to holders of record of ADRs on April 1, 2010 and to holders of record of preferred shares on March 29, 2010. In the capital increase Gol expects to issue up to 7,622,584 shares, of which up to 3,789,507 are preferred shares and up to 3,833,077 are common shares. Gol expects to strengthen its balance sheet with proceeds from this right offering in order to: (i) maintain cash and cash equivalents of at least 20% of net revenue in the previous 12 months; (ii) increase operating margins in 2010; and (iii) continue to improve its financial leverage indicators. According to Brazilian law, the issuance of new shares triggers preemptive rights of our existing shareholders. Gol is offering up to 3,789,507 preferred shares, in the form of preferred shares or ADSs, in a preemptive rights offering to holders of our preferred shares and ADSs. Each American Depositary Share (“ADS”) represents one Preferred Share without par value (“Share”) of Gol.

ADS holders of record on April 2, 2010 will receive 0.02877692616 ADS rights for every ADS they hold on the ADS record date (as defined below). One ADS right will entitle them to purchase one new ADS. ADS holders will only receive a whole number of ADS rights. The rights agent will aggregate and arrange for the sale of any preferred share rights underlying fractional ADS rights and will distribute the net proceeds of such sale, if any, to ADS rights holders entitled to such proceeds.

In order to exercise the ADS rights, ADS rights holders must deposit US$14.71, or the deposit amount, per ADS with the ADS rights agent, which is equal to the ADS subscription price of R$24.38 per ADS, converted into U.S. dollars at the Brazilian Central Bank (Banco Central do Brasil), or Central Bank, buying rate of R$1.8231 per US$1.00 on March 26, 2010, plus an additional 10%, representing an allowance for potential fluctuations in the exchange rate between the Brazilian real and the U.S. dollar, currency conversion expenses, ADS issuance fees of the depositary of US$0.05 per new ADS and financial transaction taxes in Brazil. When holders exercise their ADS rights, they must also pay the ADS rights agent the deposit amount per ADS for any additional ADSs that they wish to subscribe for should any unsubscribed preferred shares be reoffered to the depositary after the expiration of the initial preferred share rights exercise period. They will bear the risk of all exchange rate fluctuations relating to the exercise of ADS rights.

If the deposit amount is insufficient to cover the actual ADS subscription price in reais plus conversion expenses, ADS issuance fees and financial transaction taxes for ADSs, ADS rights holders are subscribing for or are allocated, the ADS rights agent will pay the deficiency to the extent the deficiency does not exceed 20% of the payment. ADS rights holders must reimburse the ADS rights agent for the amount of any deficiency financed by the ADS rights agent prior to their receiving any new ADSs.

If the deposit amount is greater than the actual ADS subscription price plus conversion expenses, ADS issuance fees and financial transaction taxes for ADSs ADS rights holders are subscribing for or are allocated, the ADS rights agent will refund them the excess without interest.

Rights to subscribe for ADSs will expire at 5:00 p.m. (New York City time) on April 26, 2010.

ADS rights holders will only receive a whole number of ADS rights. The rights agent will aggregate and arrange for the sale of any preferred share rights underlying fractional ADS rights and will distribute the net proceeds of such sale, if any, to ADS rights holders entitled to such proceeds. Holders will also have the opportunity to purchase additional ADSs at the same price if not all of the rights are exercised. Holders wishing to purchase additional ADSs must subscribe and pay for such additional ADSs at the time they exercise their ADS rights. In order to exercise ADS rights, holders must pay the estimated subscription payment of U.S.$14.71 per ADS. Reference is made to Prospectus dated for a complete description of the Rights Offering.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. A letter that may be sent to each client for whose account you hold ADSs registered in your name or in the name of the client, and a rights subscription card for obtaining your client’s instructions with regard to the Rights Offering;

2. Instructions regarding the exercise of ADS rights (including guidelines for certification of Taxpayer

Identification Number on Substitute Form W-9, a substitute Form W-9 and an IRS Form W-8BEN).

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee. We urge you to contact your clients as promptly as possible.

Subscription by DTC Participants. If ADS holders hold ADS rights through DTC, you can exercise their ADS rights by delivering, through DTC, and by DTC’s cut off time, completed subscription instructions for new ADSs through DTC’s PSOP Function on the “agent subscriptions over PTS” procedure and instructing DTC to charge your applicable DTC account for the deposit amount for the new ADSs and to deliver such amount to the ADS rights agent. The ADS rights agent must receive the subscription instructions and the payment of the estimated ADS subscription price for the new ADSs by the ADS rights expiration date.

Alternatively, the rights subscription card must be delivered, together with payment in full, by April 26, 2010, 5:00 p.m. (New York City time) to The BNY Mellon Shareowner Services, as Rights Agent (the “Rights Agent”). Failure to submit the rights certificate to the Rights Agent by such time, will result in a forfeiture of rights to purchase ADSs pursuant to the Rights Offering.

GOL will not pay any fees or commissions to any broker, dealer or other person for soliciting subscriptions for ADS Rights pursuant to the Rights Offering, other than the Rights Agent and the information agent as described in the Prospectus.

Nothing contained herein or in the enclosed documents shall make you or any other person the agent of GOL, the Rights Agent, the information agent or any affiliate of any of them, or authorize you or any other persons to make any statement or use any document on behalf of any of them in connection with the Rights Offering other than the enclosed documents and the statements contained therein.

Additional copies of the enclosed materials may be obtained from MacKenzie Partners, the information agent for this offering, at 105 Madison Avenue, New York, NY 10016.

You may call MacKenzie Partners at (800) 322-2885 or (212) 929-5500

ANNEX C

AUTHORIZED REPRESENTATIVES